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                                               SBC COMMUNICATIONS INC.                                  EXHIBIT 12b
                      SUPPLEMENTAL PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                 Dollars in Millions


                                           NINE MONTHS ENDED
                                              SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                         ---------------------  ----------------------------------------------------
                                           1999         1998     1998        1997        1996      1995       1994
                                         ----------  ---------  --------   --------   ---------  --------  ---------
Income Before Income Taxes,
  Extraordinary Loss and Cumulative
  Effect of Accounting Changes*          $   7,773   $  9,527  $ 11,859   $  6,356    $  8,789   $ 8,139   $  6,322
     Add: Interest Expense                   1,069      1,223     1,605      1,550       1,418     1,513      1,446
          Dividends on Preferred
            Securities                          87         85       114         98          68         6          2
          1/3 Rental Expense                   174        166       228        202         188       152        157
                                         ----------  ---------  --------  ---------   ---------  --------  ---------
     Adjusted Earnings                   $   9,103   $ 11,001  $ 13,806   $  8,206    $ 10,463   $ 9,810   $  7,927
                                         ==========  =========  ========  =========   =========  ========  =========

Total Interest Charges                   $   1,132   $  1,292     1,691   $  1,700    $  1,589   $ 1,533   $  1,459
Dividends on Preferred Securities               87         85       114         98          68         6          2
1/3 Rental Expense                             174        166       228        202         188       152        157
                                         ----------  ---------  --------  ---------   ---------  --------  ---------
     Adjusted Fixed Charges              $   1,393   $  1,543  $  2,033   $  2,000    $  1,845   $ 1,691   $  1,618
                                         ==========  =========  ========  =========   =========  ========  =========

Ratio of Earnings to Fixed Charges            6.53       7.13      6.79       4.10        5.67      5.80       4.90

*Undistributed earnings on investments accounted for under the equity method have been excluded.
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